Exhibit 99.1
Company Contacts:
Randy C. Martin
Executive VP and Chief Financial Officer
(314) 721-4242
For Immediate Release Wednesday, September 8, 2010
SPARTECH ANNOUNCES THIRD QUARTER RESULTS
St. Louis, Missouri, September 8, 2010 – Spartech Corporation (NYSE:SEH), a leading producer of plastic sheet, compounds, and packaging products, announced today operating results for its 2010 third quarter.
Third Quarter 2010 Results
♦	Net sales were $269.6 million, up 17% from the prior year third quarter, reflecting a 7% increase in volumes sold and the pass through of higher raw material costs. Although the company experienced improved sales volumes in many markets, the overall market recovery is slower than expected and markets such as domestic construction and recreation and leisure remain weak.

♦	Operating earnings excluding special items were $1.0 million compared to $12.2 million in the prior year third quarter. This decrease in earnings was primarily due to higher operating costs and a substantial increase in bad debt expense associated with two major customers. The earnings decrease included the impact of delays related to our consolidation into our Donora, Pennsylvania facility, production inefficiencies at three other operating locations, and a significant slowdown in volume sold to one of our largest sheet customers during the quarter.

♦	Diluted (loss) earnings per share from continuing operations excluding special items (restructuring and exit costs and the non-cash write-off of unamortized debt issuance costs) were $(0.05) compared to $0.15 in the prior year third quarter.

♦	The Company paid down $11.0 million of debt in the quarter and ended the third quarter with $165.5 million of debt.
Note: Please see reconciliation tables and the narrative below for adjustments to GAAP and discussion of items affecting results.
The Company is very disappointed in our financial results for the quarter. After significant changes and broad cost reductions implemented over the past two years, we continue to stabilize our operations. Our strategies to improve our cost structure, enhance our ability to meet customers’ needs, and increase shareholder value are sound, but our execution fell far short of our expectations for the quarter. As a result, the Company is aggressively focused on completing consolidation projects and addressing operational issues as we are redoubling efforts to rectify the issues that impacted the quarter. It is expected that these actions will be completed by the end of the first calendar quarter 2011 to begin improving results and position the Company for sustainable earnings over the long term.

SPARTECH CORPORATION
THIRD QUARTER 2010 EARNINGS

Consolidated Results
Net sales were $269.6 million in the third quarter of 2010 up 17% from the prior year third quarter. The sales increase reflects a 7% increase in volumes with the remainder due to price/mix. The higher underlying volume included increases in sales of compounds and sheet to the automotive sector, sales of sheet and packaging to the sign and advertising market, and sales of compounds to the commercial construction and agricultural products sectors. These increases were offset by a significant decline in sales of sheet due to a prolonged slowdown in orders from one of our largest customers. The price/mix increase in the third quarter comparison was mostly caused by increases in selling prices to pass through increases in resin prices.
Gross margin per pound sold declined from 14.8 cents in the third quarter of 2009 to 11.9 cents in the third quarter of 2010 reflecting the impact of production inefficiencies at three operating locations, an increase in sales of lower margin products and higher operating costs including the delay in completing the transfer of equipment into our Donora, Pennsylvania facility. The third quarter was also impacted by increased labor costs to meet the increase in volumes related to the disruptions in production and the return to normal wage levels following the mandatory, temporary reductions implemented in 2009.
Selling, general and administrative expenses were $26.7 million in the third quarter compared to $18.9 million in the same period of the prior year. Bad debt expense of $7.9 million for the quarter was $7.6 million higher than the same period in the prior year as we provided a reserve for two large customers for which we have a risk of loss on future collections. More favorable foreign currency experience was offset by higher employee compensation costs including the return to normal wage levels following the mandatory, temporary reductions implemented in 2009.
Interest expense, net of interest income was $2.8 million in the third quarter of 2010 compared to $3.6 million in the same period of the prior year. The decrease was due to the $73.7 million reduction in debt during the last 12 months.
Net loss from continuing operations for the third quarter of 2010 was $3.8 million compared to net income from continuing operations of $3.9 million in the prior year third quarter. Reported diluted loss per share from continuing operations was $0.12 in the third quarter of 2010 compared to diluted earnings per share of $0.13 in the same period of the prior year. Diluted (loss) earnings per share from continuing operations excluding special items (restructuring and exit costs and the non-cash write-off of unamortized debt issuance costs) were $(0.05) compared to $0.15 in the prior year third quarter.
Cash flows from operations in the third quarter of 2010 of $15.6 million were used to fund $5.4 million of capital investments and pay down $11.0 million of debt, ending our third quarter with $165.5 million of debt.
Segment Results
The results of our three continuing operating segments are discussed below. A table is presented at the end of this release to reconcile amounts excluding special items to comparable GAAP measures.
Custom Sheet & Rollstock—Net sales of $143.5 million in the third quarter of 2010 increased 8%, reflecting a 3% decrease in volume offset by an 11% increase from price/mix changes compared to the prior year third quarter. We experienced increases in demand across most of our custom sheet and rollstock end markets including appliance and automotive end markets offset by lower sales into the material handling sector due to a substantial slowdown at one of our largest customers. Operating earnings excluding special items were $0.9 million in the third quarter of 2010 compared to $12.3 million

SPARTECH CORPORATION
THIRD QUARTER 2010 EARNINGS

in the same period of the prior year. The decrease in operating earnings was primarily caused by the lower sales volume and an increase in ABS resin costs with limited availability of secondary feed stocks, coupled with higher bad debt expense and operating costs during the quarter.
Packaging Technologies—Net sales of $60.9 million in the third quarter of 2010 increased 19%, reflecting a 3% increase in volume and a 16% increase from price/mix changes compared to the prior year third quarter. Operating earnings excluding special items were $6.7 million in the third quarter of 2010 compared to $8.0 million in the same period of the prior year. The decrease in operating earnings was mainly due to a higher mix of lower margin business coupled with increased operating costs during the quarter.
Color & Specialty Compounds— Net sales of $65.3 million in the third quarter of 2010 increased 42%, reflecting a 27% increase in volume, a 12% increase from price/mix changes and 3% increase from previously eliminated sales to a divested business compared to the prior year third quarter. The increase in underlying volume for the third quarter occurred across many of our end markets. The largest volume increase was in the automotive sector of the transportation end market and agricultural products sector. Operating earnings excluding special items were $0.8 million in the third quarter of 2010 compared to $1.6 million in the same period of the prior year. The decline in operating earnings was due to the delay in the completion of the plant consolidation activities at our Donora, Pennsylvania facility, increase in raw material costs primarily related to availability or inefficient use of lower-priced secondary feed stocks and higher than expected operating costs to meet customer delivery requirements.
Outlook
Although certain markets have experienced increased volume over prior year levels, we expect the overall market recovery will continue at a slow pace. Pricing for many of our major resins and secondary feed stock materials are expected to continue to be volatile. Given the nature and level of the issues impacting this quarter, the results were clearly not indicative of our underlying earnings potential. We expect to see benefits from completing our plant consolidation projects and additional steps to improve our performance in the short term. These additional actions include initiating specific improvement plans at four operating locations, implementing spending controls to reduce costs, and taking actions in our procurement function to improve the availability and use of lower-priced feed stocks. In conjunction with our investments in technology and past cost reductions, these actions are being taken to address to improve the near term results and we will continue to execute on our long term improvement initiatives and investments in new products to maximize cash flow and earnings.
Special Items
During the third quarter of 2010, the Company decided to sell certain fixed assets of the business and also updated its fair value estimates of fixed assets that were previously held-for-sale. The fair value analyses determined that certain carrying amounts may not be recoverable and we recorded $1.8 million of non-cash fixed asset impairment expenses in the third quarter. The decisions to sell these fixed assets were part of the Company’s restructuring plan started in 2008. Accordingly these expenses are included in the restructuring and exit costs totaling $2.9 million recorded during the third quarter of 2010. Restructuring and exit costs are comprised of employee severance, facility consolidation and shut-down costs and fixed asset valuation adjustments.
Concurrent with the closing of the new credit facility, the Company repaid its higher interest rate 6.82% 2006 Senior Notes from borrowings under the new facility. The Company recorded $0.7 million in non-cash write-offs of unamortized debt issuance costs from the extinguishment of its previous credit facility and the 2006 Senior Notes in the third quarter of 2010.

SPARTECH CORPORATION
THIRD QUARTER 2010 EARNINGS

Discontinued operations include our former Marine business, sheet business in Donchery, France, and toll compounding business in Arlington, Texas which were all shutdown in the prior year and the Wheels and Profiles businesses that were divested in 2009.
* * * * * * * *
Spartech will hold a conference call with investors and financial analysts at 11:00 a.m. EDT on Thursday, September 9, 2010, to discuss Spartech’s third quarter 2010 financial results. Prior to this call, the Company will provide supplemental slides on its website at www.spartech.com (under Presentations in the Investor Relations menu). Investors can listen to the call live via a Web cast by logging onto www.spartech.com, or via phone by dialing 800-642-9809 and providing the Conference ID #: 95711177. International callers may dial 706-679-7637.
Spartech Corporation is a leading producer of plastic products including polymeric compounds, concentrates, custom extruded sheet and rollstock products and packaging technologies for a wide spectrum of customers. The Company’s three business segments, which operate facilities in the United States, Mexico, Canada, and France, annually process approximately one billion pounds of plastic resins, specialty plastic alloys, and color and specialty compounds.
Safe Harbor For Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. “Forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 relate to future events and expectations include statements containing such words as “anticipates,” “believes,” “estimates,” “expects,” “would,” “should,” “will,” “will likely result,” “forecast,” “outlook,” “projects,” and similar expressions. Forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which management is unable to predict or control, that may cause actual results, performance or achievements to differ materially from those expressed or implied in the forward-looking statements. Important factors which could cause actual results to differ from our forward-looking statements:
(a)	adverse changes in economic or industry conditions, including global supply and demand conditions and prices for products of the types we produce;

(b)	our ability to compete effectively on product performance, quality, price, availability, product development, and customer service;

(c)	adverse changes in the markets we serve, including the packaging, transportation, building and construction, recreation and leisure, and other markets, some of which tend to be cyclical;

(d)	volatility of prices and availability of supply of energy and of the raw materials that are critical to the manufacture of our products, particularly plastic resins derived from oil and natural gas, including future effects of natural disasters;

(e)	our inability to manage or pass through to customers an adequate level of increases in the costs of materials, freight, utilities, or other conversion costs;

(f)	our inability to achieve and sustain the level of cost savings, productivity improvements, gross margin enhancements, growth or other benefits anticipated from our improvement initiatives;

(g)	our inability to collect all or a portion of our receivables with large customers or a number of customers;

(h)	loss of business with a limited number of customers that represent a significant percentage of the Company’s revenues;

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THIRD QUARTER 2010 EARNINGS

(i)	restrictions imposed on us by instruments governing our indebtedness, the possible inability to comply with requirements of those instruments, and inability to access capital markets;

(j)	possible asset impairment charges;

(k)	our inability to predict accurately the costs to be incurred, time taken to complete, operating disruptions therefrom, potential loss of business or savings to be achieved in connection with announced production plant restructurings;

(l)	adverse findings in significant legal or environmental proceedings or our inability to comply with applicable environmental laws and regulations;

(m)	our inability to develop and launch new products successfully; and

(n)	possible weaknesses in internal controls.
We assume no responsibility to update our forward-looking statements.

SPARTECH CORPORATION
THIRD QUARTER 2010 EARNINGS

SPARTECH CORPORATION AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(Unaudited and dollars in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	July 31,	August 1,	July 31,	August 1,
	2010	2009	2010	2009
Net sales	$269,635	$230,506	$763,322	$684,219

Costs and expenses
Cost of sales	241,706	198,313	677,680	599,847
Selling, general and administrative expenses	26,725	18,923	65,593	58,781
Amortization of intangibles	961	1,097	2,889	3,427
Restructuring and exit costs	2,902	872	5,168	5,297

Total costs and expenses	272,294	219,205	751,330	667,352

Operating (loss) earnings	(2,659)	11,301	11,992	16,867

Interest, net of interest income	2,799	3,597	9,566	11,728
Debt extinguishment costs	729	—	729	—

(Loss) earnings from continuing operations before income taxes	(6,187)	7,704	1,697	5,139

Income tax (benefit) expense	(2,361)	3,794	(3,754)	4,023

Net (loss) earnings from continuing operations	(3,826)	3,910	5,451	1,116

Loss from discontinued operations, net of tax	(43)	(2,418)	(123)	(951)

Net (loss) earnings	$(3,869)	$1,492	$5,328	$165

Basic earnings (loss) per share:
(Loss) earnings from continuing operations	$(0.12)	$0.13	$0.18	$0.04
Loss from discontinued operations, net of tax	—	(0.08)	(0.01)	(0.03)

Net (loss) earnings per share	$(0.12)	$0.05	$0.17	$0.01

Diluted earnings (loss) per share:
(Loss) earnings from continuing operations	$(0.12)	$0.13	$0.18	$0.04
Loss from discontinued operations, net of tax	—	(0.08)	(0.01)	(0.03)

Net (loss) earnings per share	$(0.12)	$0.05	$0.17	$0.01

Dividends declared per share	$—	$—	$—	$0.05

SPARTECH CORPORATION
THIRD QUARTER 2010 EARNINGS

SPARTECH CORPORATION AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(Dollars in thousands, except share data)

	(Unaudited)
	July 31,	October 31,
	2010	2009
Assets
Current assets:
Cash and cash equivalents	$1,766	$26,925
Trade receivables, net of allowances of $9,961 and $2,470, respectively	143,712	130,355
Inventories, net of inventory reserves of $5,728 and $5,430, respectively	83,927	62,941
Prepaid expenses and other current assets	18,381	24,916
Assets held for sale	3,951	2,907

Total current assets	251,737	248,044

Property, plant, and equipment, net of accumulated depreciation of $322,287 and $304,424, respectively	211,825	229,003
Goodwill	144,070	144,345
Other intangible assets, net of accumulated amortization of $20,524 and $17,720, respectively	25,402	28,404
Other long-term assets	4,100	3,892

Total assets	$637,134	$653,688

Liabilities and shareholders’ equity
Current liabilities:
Current maturities of long-term debt	$477	$36,079
Accounts payable	137,434	103,484
Accrued liabilities	23,364	31,122

Total current liabilities	161,275	170,685

Long-term debt, less current maturities	165,054	180,355
Other long-term liabilities:
Deferred taxes	57,125	58,736
Other long-term liabilities	5,626	7,033

Total liabilities	389,080	416,809

Shareholders’ equity
Preferred stock (authorized: 4,000,000 shares, par value $1.00)	—	—
Issued: None
Common stock (authorized: 55,000,000 shares, par value $0.75)	24,849	24,849
Issued: 33,131,846 shares; Outstanding: 30,855,240 and 30,719,277 shares, respectively
Contributed capital	204,778	204,183
Retained earnings	65,738	60,411
Treasury stock, at cost, 2,276,606 and 2,412,569 shares, respectively	(52,730)	(54,860)
Accumulated other comprehensive income	5,419	2,296

Total shareholders’ equity	248,054	236,879

Total liabilities and shareholders’ equity	$637,134	$653,688

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THIRD QUARTER 2010 EARNINGS

SPARTECH CORPORATION AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited and dollars in thousands)

	Nine Months Ended
	July 31,	August 1,
	2010	2009
Cash flows from operating activities
Net earnings	$5,328	$165

Adjustments to reconcile net earnings to net cash provided by operating activities:
Restructuring and exit costs	1,979	2,677
Depreciation and amortization	27,934	33,025
Provision for bad debt expense	7,893	4,064
Deferred taxes	(1,594)	962
Stock-based compensation expense	2,905	2,350
Gain on disposition of assets	(905)	(102)
Other, net	(270)	605
Change in current assets and liabilities	(8,131)	2,387

Net cash provided by operating activities	35,139	46,133

Cash flows from investing activities
Capital expenditures	(13,013)	(6,722)
Proceeds from the disposition of assets	2,884	102

Net cash used by investing activities	(10,129)	(6,620)

Cash flows from financing activities
Borrowing/(payments) on bank credit facility, net	39,100	(18,000)
Payments on notes and bank term loan	(87,582)	(18,936)
Payments on bonds and leases, net	(393)	(887)
Employee stock option exercises	(180)	—
Debt issuance costs	(1,174)	(191)
Cash dividends on common stock	—	(3,057)

Net cash used by financing activities	(50,229)	(41,071)

Effect of exchange rate changes on cash and cash equivalents	60	(123)

Decrease in cash and cash equivalents	(25,159)	(1,681)

Cash and cash equivalents at beginning of year	26,925	2,118

Cash and cash equivalents at end of period	$1,766	$437

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THIRD QUARTER 2010 EARNINGS

SPARTECH CORPORATION AND SUBSIDIARIES
(Unaudited and dollars in thousands, except share data)
Within this press release we have included operating earnings and net earnings per dilutive share excluding special items which are non-GAAP measurements. Special items include restructuring and exit costs, non-cash unamortized debt extinguishment costs and a tax benefit on restructuring of our France entity. We have also excluded the operations of our discontinued wheels, profiles, marine, Donchery sheet and Arlington, Texas compounding operations throughout this press release and in the presentation below. We use these measurements to assess our ongoing operating results without the effect of these adjustments and compare such results to our historical and planned operating results. We believe these measurements are useful to help investors to compare our results to previous periods and provide an indication of underlying trends in the business. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance. The following reconciles GAAP to non-GAAP measures:

	Three Months Ended		Nine Months Ended
	July 31,	August 1,	July 31,	August 1,
	2010	2009	2010	2009
Operating (loss) earnings (GAAP)	$(2,659)	$11,301	$11,992	$16,867

Restructuring and exit costs	2,902	872	5,168	5,297
Debt extinguishment costs	729	—	729	—

Operating earnings excluding special items (Non-GAAP)	$972	$12,173	$17,889	$22,164

Net (loss) earnings from continuing operations (GAAP)	$(3,826)	$3,910	$5,451	$1,116

Restructuring and exit costs, net of tax	1,814	585	3,232	3,352
Debt extinguishment costs, net of tax	456	—	456	—
Tax benefit on restructuring of foreign operations	—	—	(4,401)	—

Net (loss) earnings from continuing operations excluding special items (Non-GAAP)	$(1,556)	$4,495	$4,738	$4,468

Net (loss) earnings from continuing operations per diluted share (GAAP)	$(0.12)	$0.13	$0.18	$0.04

Restructuring and exit costs, net of tax	0.06	0.02	$0.11	0.11
Debt extinguishment costs, net of tax	0.01	—	$0.01	—
Tax benefit on restructuring of foreign operations	—	—	$(0.14)	—

Net (loss) earnings from continuing operations per diluted share excluding special items (Non-GAAP)	$(0.05)	$0.15	$0.16	$0.15